Exhibit 99.1

MFA

FINANCIAL, INC.

350 Park Avenue

New York, New York 10022

PRESS RELEASE		FOR IMMEDIATE RELEASE

August 3, 2016		NEW YORK METRO

INVESTOR CONTACT:	InvestorRelations@mfafinancial.com	NYSE: MFA
212-207-6488
www.mfafinancial.com

MEDIA CONTACT:	Abernathy MacGregor
Tom Johnson, Andrew Johnson
212-371-5999

MFA Financial, Inc.

Announces Second Quarter 2016 Financial Results

NEW YORK - MFA Financial, Inc. (NYSE:MFA) today announced financial results for the second quarter ended June 30, 2016.

Second Quarter 2016 and other highlights:

•                  Generated second quarter net income available to common shareholders of $75.2 million, or $0.20 per common share (based on 373.0 million weighted average common shares outstanding).  As of June 30, 2016, book value per common share was $7.41.

•                  On July 29, 2016, MFA paid its second quarter 2016 dividend of $0.20 per share of common stock to shareholders of record as of June 28, 2016.

•                  MFA acquired $465.3 million of 3 year step-up RPL/NPL securities and $88.9 million of credit sensitive residential whole loans increasing these portfolios to $2.6 billion and $1.1 billion, respectively, at the end of the quarter.  Additionally, MFA acquired $51.1 million of Credit Risk Transfer securities and was both an opportunistic buyer and seller of Legacy Non-Agency MBS during the quarter.

William Gorin, MFA’s CEO, said, “In the second quarter, we continued to execute our strategy of targeted investment within the residential mortgage universe with a focus on credit sensitive assets.  We increased our acquisitions of 3 year step-up RPL/NPL securities, bringing our holdings to $2.6 billion.  We also acquired $88.9 million of credit sensitive residential whole loans during the quarter.  Further, we opportunistically purchased $32.9 million of Non-Agency MBS issued prior to 2008 (“Legacy Non-Agency MBS”) and also sold $19.8 million of Legacy Non-Agency MBS, realizing gains of $9.2 million for the quarter.  This is the sixteenth consecutive quarter we have realized gains through selected sales of Legacy Non-Agency MBS based on our projections of future cash flows relative to market pricing. We did not acquire any Agency MBS in this quarter.

“MFA remains well positioned to generate attractive returns despite this period of extremely low interest rates.  Rates are being held down, as on a worldwide basis there appears to be insufficient growth and a bias towards low inflation.  Clearly, accommodative monetary policy also continues to impact rates.  Through asset selection and hedging strategy, the estimated effective duration, a gauge of MFA’s interest rate sensitivity, remains below 1.0 and measured 0.50 at quarter-end. Leverage, which reflects the ratio of our financing obligations to equity, was 3.3:1 at quarter-end.”

Craig Knutson, MFA’s President and COO, added, “MFA’s portfolio asset selection process continues to emphasize residential mortgage credit exposure while seeking to minimize sensitivity to interest rates.  As housing prices maintain their upward trend and borrowers repair their credit and balance sheets, MFA’s Legacy Non-Agency portfolio continues to outperform our credit assumptions.  In the second quarter of 2016, we reduced our credit reserve by $22.4 million.  Despite heavy supply, RPL/NPL MBS spreads have tightened since the first quarter of 2016, as more buyers find these short duration and well credit-protected assets attractive.  And our credit sensitive residential whole loans offer additional exposure to residential mortgage credit while affording us the opportunity to improve outcomes through sensible and effective servicing decisions.”

MFA’s Legacy Non-Agency MBS had a face amount of $3.9 billion with an amortized cost of $2.9 billion and a net purchase discount of $1.0 billion at June 30, 2016.  This discount consists of a $724.2 million credit reserve and other-than-temporary impairments and a $323.6 million net accretable discount.  We believe this credit reserve appropriately factors in remaining uncertainties regarding underlying mortgage performance and the potential impact on future cash flows.  Our Legacy Non-Agency MBS loss adjusted yield of 7.72% for the second quarter is based on projected defaults equal to 21% of underlying loan balances.  On average, these loans are approximately ten years seasoned and approximately 12.6% are currently 60 or more days delinquent.

The Agency MBS portfolio had an average amortized cost basis of 103.8% of par as of June 30, 2016, and generated a 1.96% yield in the second quarter.  The Legacy Non-Agency MBS portfolio had an average amortized cost of 73.4% of par as of June 30, 2016, and generated a loss-adjusted yield of 7.72% in the second quarter.  At the end of the second quarter, MFA held approximately $2.6 billion of the senior most tranches of RPL/NPL MBS.  These securities had an amortized cost of 99.9% of par and generated a 3.83% yield for the quarter.

In addition, at June 30, 2016, our investments in credit sensitive residential whole loans totaled $1.1 billion.  Of this amount, $392.2 million is recorded at carrying value, or 84.3% of the interest-bearing unpaid principal balance and generated a loss-adjusted yield of 6.17% (5.80% net of servicing costs) during the quarter and $684.6 million is recorded at fair value on our consolidated balance sheet.  On this portion of the portfolio we recorded gains for the quarter of approximately $14.5 million, primarily reflecting changes in the fair value of the underlying loans and coupon interest payments received during the quarter.

For the three months ended June 30, 2016, MFA’s costs for compensation and benefits and other general and administrative expenses were $11.9 million or an annualized 1.62% of stockholders’ equity as of June 30, 2016.

The following table presents the weighted average prepayment speed on MFA’s MBS portfolio.

Table 1

	Second Quarter 2016 Average CPR	First Quarter 2016 Average CPR
Agency MBS	13.9%	11.7%
Legacy Non-Agency MBS	16.1%	13.3%
RPL/NPL MBS (1)	25.4%	23.0%

(1)   All principal payments are considered to be prepayments for CPR purposes.

As of June 30, 2016, under its swap agreements, MFA had a weighted average fixed-pay rate of interest of 1.82% and a floating receive rate of 0.45% on notional balances totaling $3.0 billion, with an average maturity of 40 months.

The following table presents MFA’s asset allocation as of June 30, 2016, and yield on average interest earning assets, average cost of funds and net interest rate spread for the various asset types for the quarter ended June 30, 2016.

Table 2

ASSET ALLOCATION

At June 30, 2016	Agency MBS	Legacy Non-Agency MBS	RPL/NPL MBS	Residential Whole Loans, at Carrying Value	Residential Whole Loans, at Fair Value	Other, net (1)	Total
($ in Thousands)
Fair Value/ Carrying Value	$4,307,882	$3,465,874	$2,639,006	$392,172	$684,582	$724,925	$12,214,441
Less Payable for Unsettled Purchases	—	—	—	—	—	—	—
Less Repurchase Agreements	(3,276,823)	(2,371,726)	(2,069,976)	(171,808)	(411,781)	(190,973)	(8,493,087)
Less FHLB advances	(545,000)	—	—	—	—	—	(545,000)
Less Senior Notes	—	—	—	—	—	(96,715)	(96,715)
Equity Allocated	$486,059	$1,094,148	$569,030	$220,364	$272,801	$437,237	$3,079,639
Less Swaps at Market Value	—	—	—	—	—	(131,971)	(131,971)
Net Equity Allocated	$486,059	$1,094,148	$569,030	$220,364	$272,801	$305,266	$2,947,668
Debt/Net Equity Ratio (2)	7.9	x	2.2	x	3.6	x	0.8	x	1.5	x	—	3.3	x

For the Quarter Ended June 30, 2016
Yield on Average Interest Earning Assets (3)	1.96%	7.72%	3.83%	6.17%	N/A	—%	4.19%
Less Average Cost of Funds (4)	(1.26)	(2.88)	(2.01)	(2.78)	(3.27)	—	(2.05)
Net Interest Rate Spread	0.70%	4.84%	1.82%	3.39%	N/A	—%	2.14%

(1) Includes cash and cash equivalents and restricted cash of $325.8 million, securities obtained and pledged as collateral, $272.6 million of CRT securities, other assets, obligation to return securities obtained as collateral and other liabilities.

(2) Represents the sum of borrowings under repurchase agreements, FHLB advances and payable for unsettled purchases as a multiple of net equity allocated.  The numerator of our Total Debt/Net Equity ratio also includes the obligation to return securities obtained as collateral of $512.1 million, Senior Notes and repurchase agreements financing CRT security purchases.

(3) Yields reported on our interest earning assets are calculated based on the interest income recorded and the average amortized cost for the quarter of the respective asset.  At June 30, 2016 the amortized cost of our interest earning assets were as follows: Agency MBS  — $4,254,302; Legacy Non-Agency MBS - $2,892,245; RPL/NPL MBS - $2,642,712; and Residential Whole Loans at carrying value - $392,172. In addition, the yield for residential whole loans at carrying value was 5.80% net of 37 basis points of servicing fee expense incurred during the quarter.  For GAAP reporting purposes, such expenses are included in Loan servicing and other related operating expenses in our statement of operations.  Interest payments received on residential whole loans at fair value is reported in Other Income as Net gain on residential whole loans held at fair value in our statement of operations.  Accordingly, no yield is presented as such loans are not included in interest earning assets for reporting purposes.

(4) Average cost of funds includes interest on repurchase agreements and other advances, the cost of swaps, Senior Notes and securitized debt. Agency cost of funds includes 63 basis points and Legacy Non-Agency cost of funds includes 69 basis points associated with Swaps to hedge interest rate sensitivity on these assets.

At June 30, 2016, MFA’s $7.8 billion of Agency and Legacy Non-Agency MBS, were backed by Hybrid, adjustable and fixed-rate mortgages.  Additional information about these MBS, including average months to reset and three-month average CPR, is presented below:

Table 3

	Agency MBS			Legacy Non-Agency MBS (1)			Total (1)
		Average Months	3 Month		Average Months	3 Month		Average Months	3 Month
($ in Thousands) Time to Reset	Fair Value (2)	to Reset (3)	Average CPR (4)	Fair Value	to Reset (3)	Average CPR (4)	Fair Value (2)	to Reset (3)	Average CPR (4)
< 2 years (5)	$1,844,984	7	14.6%	$2,354,307	5	15.5%	$4,199,291	6	15.2%
2-5 years	646,936	33	17.6	—	—	—	646,936	33	17.6
> 5 years	173,262	72	18.2	—	—	—	173,262	72	18.2
ARM-MBS Total	$2,665,182	17	15.6%	$2,354,307	5	15.5%	$5,019,489	12	15.6%
15-year fixed (6)	$1,642,031		11.1%	$6,685		14.7%	$1,648,716		11.1%
30-year fixed (6)	—		—	1,098,577		17.3	1,098,577		17.3
40-year fixed (6)	—		—	6,305		12.7	6,305		12.7
Fixed-Rate Total	$1,642,031		11.1%	$1,111,567		17.3%	$2,753,598		13.8%
MBS Total	$4,307,213		13.9%	$3,465,874		16.1%	$7,773,087		15.0%

(1)    Excludes $2.6 billion of RPL/NPL MBS. Refer to Table 4 for further information.

(2)    Does not include principal payments receivable of $669,000.

(3)    MTR or Months to Reset is the number of months remaining before the coupon interest rate resets. At reset, the MBS coupon will adjust based upon the underlying benchmark interest rate index, margin and periodic or lifetime caps.  The MTR does not reflect scheduled amortization or prepayments.

(4)    3 month average CPR weighted by positions as of beginning of each month in the quarter.

(5)    Includes floating rate MBS that may be collateralized by fixed-rate mortgages.

(6)    Information presented based on data available at time of loan origination.

Table 4

The following table presents certain information about our RPL/NPL MBS portfolio at June 30, 2016:

($ in Thousands)	Fair Value	Net Coupon	Months to Step-Up (1)	Current Credit Support (2)	Original Credit Support	3 Month Average Bond CPR (3)

Re-Performing MBS	$485,319	3.71%	13	47%	40%	20.1%
Non-Performing MBS	2,153,687	3.87	23	48	47	26.6
Total RPL/NPL MBS	$2,639,006	3.84%	21	48%	46%	25.4%

(1)   Months to step-up is the weighted average number of months remaining before the coupon interest rate increases pursuant to the first coupon reset.  We anticipate that the securities will be redeemed prior to the step-up date.

(2)   Credit Support for a particular security is expressed as a percentage of all outstanding mortgage loan collateral.  A particular security will not be subject to principal loss as long as credit enhancement is greater than zero.

(3)   All principal payments are considered to be prepayments for CPR purposes.

Webcast

MFA Financial, Inc. plans to host a live audio webcast of its investor conference call on Wednesday, August 3, 2016, at 10:00 a.m. (Eastern Time) to discuss its second quarter 2016 financial results. The live audio webcast will be accessible to the general public over the internet at http://www.mfafinancial.com through the “Webcasts & Presentations” link on MFA’s home page.  To listen to the conference call over the internet, please go to the MFA website at least 15 minutes before the call to register and to download and install any needed audio software.  Earnings presentation materials will be posted on the MFA website prior to the conference call and an audio replay will be available on the website following the call.

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “will,” “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “could,” “would,” “should,” “may” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Statements regarding the following subjects, among others, may be forward-looking: changes in interest rates and the market value of MFA’s MBS; changes in the prepayment rates on the mortgage loans securing MFA’s MBS, an increase of which could result in a reduction of the yield on MBS in our portfolio and could require us to reinvest the proceeds received by us as a result of such prepayments in MBS with lower coupons; credit risks underlying MFA’s assets, including changes in the default rates and management’s assumptions regarding default rates on the mortgage loans securing MFA’s Non-Agency MBS and relating to MFA’s residential whole loan portfolio; MFA’s ability to borrow to finance its assets and the terms, including the cost, maturity and other terms, of any such borrowings; implementation of or changes in government regulations or programs affecting MFA’s business; MFA’s estimates regarding taxable income the actual amount of which is dependent on a number of factors, including, but not limited to, changes in the amount of interest income and financing costs, the method elected by the Company to accrete the market discount on Non-Agency MBS and the extent of prepayments, realized losses and changes in the composition of MFA’s Agency MBS and Non-Agency MBS portfolios that may occur during the applicable tax period, including gain or loss on any MBS disposals; the timing and amount of distributions to stockholders, which are declared and paid at the discretion of MFA’s Board of Directors and will depend on, among other things, MFA’s taxable income, its financial results and overall financial condition and liquidity, maintenance of its REIT qualification and such other factors as the Board deems relevant; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; MFA’s ability to maintain its exemption from registration under the Investment Company Act of 1940, as amended (or the Investment Company Act), including statements regarding the Concept Release issued by the SEC relating to interpretive issues under the Investment Company Act with respect to the status under the Investment Company Act of certain companies that are in engaged in the business of acquiring mortgages and mortgage-related interests; MFA’s ability to successfully implement its strategy to grow its residential whole loan portfolio; expected returns on our investments in non-performing residential whole loans (NPLs), which are affected by, among other things, the length of time required to foreclose upon, sell, liquidate or otherwise reach a resolution of the property underlying the NPL, home price values, amounts advanced to carry the asset (e.g., taxes, insurance, maintenance expenses, etc. on the underlying property) and the amount ultimately realized upon resolution of the asset; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that MFA files with the Securities and Exchange Commission, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect MFA. Except as required by law, MFA is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

MFA FINANCIAL, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share and Per Share Amounts)	June 30, 2016	December 31, 2015
	(Unaudited)
Assets:
Mortgage-backed securities (“MBS”) and credit risk transfer (“CRT”) securities:
Agency MBS, at fair value ($4,075,446 and $4,532,094 pledged as collateral, respectively)	$4,307,882	$4,752,244
Non-Agency MBS, at fair value ($5,111,148 and $4,874,372 pledged as collateral, respectively)	5,911,206	5,822,519
Non-Agency MBS transferred to consolidated variable interest entities (“VIEs”), at fair value	193,674	598,298
CRT securities, at fair value ($255,675 and $170,352 pledged as collateral, respectively)	272,569	183,582
Securities obtained and pledged as collateral, at fair value	512,059	507,443
Residential whole loans, at carrying value ($221,050 and $93,692 pledged as collateral, respectively)	392,172	271,845
Residential whole loans, at fair value ($592,945 and $585,971 pledged as collateral, respectively)	684,582	623,276
Cash and cash equivalents	182,765	165,007
Restricted cash	143,084	71,538
Other assets	227,555	166,799
Total Assets	$12,827,548	$13,162,551

Liabilities:
Repurchase agreements and other advances	$9,038,087	$9,387,622
Obligation to return securities obtained as collateral, at fair value	512,059	507,443
8% Senior Notes due 2042 (“Senior Notes”)	96,715	96,697
Other liabilities	233,019	203,528
Total Liabilities	$9,879,880	$10,195,290

Stockholders’ Equity:
Preferred stock, $.01 par value; 7.50% Series B cumulative redeemable; 8,050 shares authorized; 8,000 shares issued and outstanding ($200,000 aggregate liquidation preference)	$80	$80
Common stock, $.01 par value; 886,950 shares authorized; 371,027 and 370,584 shares issued and outstanding, respectively	3,710	3,706
Additional paid-in capital, in excess of par	3,021,861	3,019,956
Accumulated deficit	(571,709)	(572,332)
Accumulated other comprehensive income	493,726	515,851
Total Stockholders’ Equity	$2,947,668	$2,967,261
Total Liabilities and Stockholders’ Equity	$12,827,548	$13,162,551

MFA FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands, Except Per Share Amounts)	2016	2015	2016	2015
	(Unaudited)
Interest Income:
Agency MBS	$21,592	$25,739	$45,589	$57,412
Non-Agency MBS	80,441	80,916	160,746	162,164
Non-Agency MBS transferred to consolidated VIEs	3,324	11,595	9,171	23,638
CRT securities	3,222	1,524	5,914	2,884
Residential whole loans held at carrying value	5,758	4,193	10,195	7,784
Cash and cash equivalent investments	170	29	310	56
Interest Income	$114,507	$123,996	$231,925	$253,938

Interest Expense:
Repurchase agreements and other advances	$45,574	$40,223	$90,969	$81,405
Senior Notes and other interest expense	2,146	2,626	4,351	5,384
Interest Expense	$47,720	$42,849	$95,320	$86,789

Net Interest Income	$66,787	$81,147	$136,605	$167,149

Other-Than-Temporary Impairments:
Total other-than-temporary impairment losses	$—	$(130)	$—	$(525)
Portion of loss reclassed from other comprehensive income	—	(168)	—	(180)
Net Impairment Losses Recognized in Earnings	$—	$(298)	$—	$(705)

Other Income, net:
Net gain on residential whole loans held at fair value	$14,470	$3,224	$26,351	$5,258
Gain on sales of MBS	9,241	7,617	18,986	14,052
Other, net	3,319	(678)	4,404	(367)
Other Income, net	$27,030	$10,163	$49,741	$18,943

Operating and Other Expense:
Compensation and benefits	$7,022	$6,531	$14,429	$13,277
Other general and administrative expense	4,881	4,678	8,799	8,135
Loan servicing and other related operating expenses	2,964	1,732	6,098	3,731
Operating and Other Expense	$14,867	$12,941	$29,326	$25,143

Net Income	$78,950	$78,071	$157,020	$160,244
Less Preferred Stock Dividends	3,750	3,750	7,500	7,500
Net Income Available to Common Stock and Participating Securities	$75,200	$74,321	$149,520	$152,744

Earnings per Common Share - Basic and Diluted	$0.20	$0.20	$0.40	$0.41

Dividends Declared per Share of Common Stock	$0.20	$0.20	$0.40	$0.40